Exhibit 99.1

Press Release

Action Products Announces Key Results of Quarterly Board Meeting

Changes to Board of Directors, Will Grant Shareholders a New Warrant Dividend

ORLANDO, FL – October 31, 2005 –Action Products International, Inc. (NASDAQ-CM: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys announced today that the Board of Directors has accepted the resignation of Board Chair, Warren Kaplan, and declared a new warrant dividend payable to shareholders of record on January 18th, 2006.

Regarding changes to the company’s Board, Chairperson Warren Kaplan 68, will step down from the Board for personal and health reasons. The Board noted, “since Mr. Kaplan returned to the Action Products board almost three years ago the company and its shareholders have seen improvements in sales, earnings, liquidity, stock value and market capitalization. Sales at the Company for 2002, when the outgoing Mr. Kaplan returned to Chair the company founded by his wife, were $6.4 million and are expected to be approximately $10.0 million this year and much higher next year. In the time he has served as Chair the number of shareholders increased from 800 to 1,400. Today the company is doing well and management is expected to deliver on its promise of higher sales and profitability for 2005. Management recently accomplished another acquisition and is launching an additional two new branded product lines that will add to sales and profits in 2006. With things running more smoothly and 2006 promising to be another record year, Mr. Kaplan has decided to leave earlier than previously proposed.” Warren Kaplan will be replaced as Board Chair by current CEO/Director, Ronald Scott Kaplan aged 40, effective November 1st, 2005

Warren Kaplan, the outgoing Board Chair commented, “the company has regained its strength and the balance sheet has more than $8.0 million in assets. I’ll have more time for travel and to take care of my health and seek my next venture. I remain the second largest shareholder. I wouldn’t be leaving if I felt the company needed my daily guidance. The Board and Management know that I am always available if I am needed.”

DIVIDENDS: Also from its quarterly meeting the Company’s Board of Directors has declared a new warrant dividend payable to shareholders of record on January 18, 2006. Upon the record date each outstanding share will receive one warrant. The new one-year warrant will carry an exercise price of $3.75 until July 31, 2006 and then be raised to $4.25 until the warrants expire on January 31, 2007.

The Company is not going to extend the current $3.50 warrants that expire on January 6, 2006.

Incoming Chairman, Ronald Kaplan, said, “as demonstrated by our inside investors exercise of stock warrants at $3.50/share, we believe we are the right company in the right place at the right time. The $20 billion toy industry is consolidating and distribution issues are in a state of flux. Our focus on non-promotional educational, evergreen brands and our methodical course of acquisitions is paying off for the shareholders and we will continue to build value through growth in sales, profits and brand equity. We have a high quality team that is growing in experience. I would like to express the Board’s and my appreciation for the challenge that my father, Warren, so ably responded to. I know he would not be leaving if he felt that we couldn’t accomplish the longer term goals that are set for Action Products.”

About Action Products International, Inc.

Action Products International, Inc, based in Orlando Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG ® series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADETHAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web sites at www.apii.com and www.curiositykits.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:	Ray Oliver, Investor Relations Officer 407/481-8007 extension 723 Adam Ben-Evi, SBW Alliance Group 407-647-9976